EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports First Quarter 2018 Net Income of $35 million, or $0.60 per Diluted Share

Company delivers strong results despite challenging mortgage market

Key Highlights - First Quarter 2018

•	Net interest income relatively stable at $106 million, supported by solid gains in commercial loans.

•	Mortgage revenues decreased $11 million, or 15 percent from prior quarter, led by seasonal decline in mortgage originations and margin compression from competitive market.

•	Noninterest expense fell $5 million, or 3 percent from last quarter, driven by lower mortgage closings and prudent expense management.

•	Strong asset quality with minimal net charge-offs, low consumer delinquencies and no commercial delinquencies.

•	Acquisitions in the quarter position the Community Banking business for continued growth.

TROY, Mich., April 24, 2018 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported first quarter 2018 net income of $35 million, or $0.60 per diluted share. This compared to a fourth quarter 2017 net loss of $45 million, or $0.79 per diluted share, which included a non-cash charge to the provision for income taxes of $80 million, or $1.37 per diluted share. Excluding the tax reform-related charge in the fourth quarter 2017, the Company had adjusted net income of $35 million, or $0.60 per diluted share. For the first quarter 2017, the Company reported net income of $27 million, or $0.46 per diluted share.

"This quarter continued to prove the resilience of our earnings," said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “Our solid base of earning assets, along with careful expense management, helped us deliver strong results.

"We made terrific progress in strengthening the franchise in the first quarter. We continued to book high-quality commercial loans, we grew deposits, we kept our net interest margin stable and we closed on two strategic acquisitions that helped both sides of the balance sheet.

"First, we closed on the purchase of the mortgage warehouse business from Santander Bank, which brought approximately $500 million of mortgage warehouse loans to the balance sheet, then we acquired the branches of Desert Community Bank, bringing approximately $600 million in low cost deposits to the balance sheet.

"Servicing also continued to prosper. We sold $12 billion of mortgage servicing rights in the first quarter and agreed to sell an additional $7 billion next quarter, while entering into subservicing agreements for 100 percent of the sales. The purchasers of the MSRs have selected Flagstar to subservice their loans which is a testament to our best-in-class servicing platform. After all these sales close and together with non-Flagstar originated loans that we are scheduled to onboard in May and June, we will comfortably be above 500,000 loans serviced or subserviced by the end of the second quarter.

“We’re off to a nice start in 2018 supported by solid capital and a strong allowance coverage. Clearly, we have transformed our company into a well-diversified bank and have demonstrated the ability to produce consistent earnings."

First Quarter 2018 Highlights:

Income Statement Highlights
	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(Dollars in millions)
Net interest income	$106	$107	$103	$97	$83
Provision (benefit) for loan losses	—	2	2	(1)	3
Noninterest income	111	124	130	116	100
Noninterest expense	173	178	171	154	140
Income before income taxes	44	51	60	60	40
Provision for income taxes (1)	9	96	20	19	13
Net income (loss)	$35	$(45)	$40	$41	$27

Income (loss) per share:
Basic	$0.61	$(0.79)	$0.71	$0.72	$0.47
Diluted	$0.60	$(0.79)	$0.70	$0.71	$0.46

(1)
The three months ended December 31, 2017 included an $80 million, or $1.37 per diluted share, non-cash charge to the provision for income taxes, resulting from the revaluation of the Company's net deferred tax asset at a lower statutory rate as a result of the Tax Cuts and Jobs Act.

Key Ratios
	Three Months Ended					Change (bps)
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	Seq	Yr/Yr
Net interest margin	2.76%	2.76%	2.78%	2.77%	2.67%	0	9
Return on average assets	0.8%	(1.1)%	1.0%	1.0%	0.8%	190	0
Return on average equity	9.9%	(12.1)%	11.1%	11.6%	7.9%	N/M	200
Efficiency ratio	79.7%	77.1%	73.5%	72.0%	76.8%	260	290
N/M - Not meaningful

Balance Sheet Highlights
	Three Months Ended					% Change
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet Data
Average interest-earning assets	$15,354	$15,379	$14,737	$14,020	$12,343	—%	24%
Average loans held-for-sale (LHFS)	4,231	4,537	4,476	4,269	3,286	(7)%	29%
Average loans held-for-investment (LHFI)	7,487	7,295	6,803	6,224	5,639	3%	33%
Average total deposits	9,371	9,084	9,005	8,739	8,795	3%	7%

Net Interest Income

Net interest income fell $1 million to $106 million for the first quarter 2018, as compared to the fourth quarter 2017. The decrease from the prior quarter reflected two fewer days in the first quarter 2018. Both average earning assets and net interest margin were steady at $15.4 billion and 2.76 percent, respectively, as higher consumer, commercial real estate and commercial and industrial loans were offset by seasonal declines in loans held-for-sale and warehouse loans.

Loans held-for-investment averaged $7.5 billion for the first quarter 2018, increasing $192 million, or 3 percent, from the prior quarter. During the first quarter 2018, average consumer loans rose $214 million, or 7 percent, led by home equity lines of credit and mortgage loans (primarily jumbos). Commercial loan growth was solid with average commercial and industrial and commercial real estate loans increasing $169 million, or 6 percent. Average warehouse loans fell $191 million, driven by anticipated seasonal factors and lower overall mortgage volumes experienced by the Company's warehouse customers. The Company's purchase of a mortgage warehouse business occurring late in the quarter did not have a significant impact on average warehouse balances.

Average total deposits were $9.4 billion in the first quarter 2018, increasing $287 million, or 3 percent from the fourth quarter 2017. The increase was led by higher government and retail deposits, partially offset by seasonally lower company controlled deposits. Average government deposits rose $151 million, or 15 percent. Average retail deposits increased $109 million, or 2 percent, as higher retail certificates of deposit (up $222 million, or 16 percent) were partially offset by a decline in retail savings deposits (down $131 million, or 4 percent).

Provision for Loan Losses

The Company had no provision for loan losses for the first quarter 2018, as compared to $2 million for the fourth quarter 2017. The lack of provision expense reflected strong asset quality and a low level of net charge-offs in the quarter.

Noninterest Income

Noninterest income fell $13 million, or 10 percent, to $111 million in the first quarter of 2018, as compared to $124 million for the fourth quarter 2017. The decrease was primarily due to a drop in net gain on loan sales and loan fees and charges, partially offset by an increase in the net return on the mortgage servicing rights.

First quarter 2018 net gain on loan sales fell $19 million, or 24 percent, to $60 million, versus $79 million in the fourth quarter 2017. Fallout-adjusted locks fell 11 percent to $7.7 billion primarily due to a seasonal decline in mortgage originations. The net gain on loan sale margin fell 14 basis points to 0.77 percent for the first quarter 2018, as compared to 0.91 percent for the fourth quarter 2017. The lower margin was primarily due to competitive pricing pressure.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1)	$7,722	$8,631	$8,898	$9,002	$5,996	(11)%	29%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.77%	0.91%	0.84%	0.73%	0.80%	(14)	(3)
Net gain on loan sales	$60	$79	$75	$66	$48	(24)%	25%
Net (loss) return on the mortgage servicing rights (MSR)	$4	$(4)	$6	$6	$14	N/M	(71)%
Gain on loan sales + net (loss) return on the MSR	$64	$75	$81	$72	$62	(15)%	3%

Residential loans serviced (number of accounts - 000's) (3)	470	442	415	402	393	6%	20%
Capitalized value of MSRs	1.27%	1.16%	1.15%	1.14%	1.10%	11	17
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excludes net gain on loan sales of $1 million from loans transferred from HFI in the three months ended December 31, 2017, respectively) to fallout-adjusted mortgage rate lock commitments.

(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Loan fees and charges fell to $20 million for the first quarter 2018, as compared to $24 million for the fourth quarter 2017. The decrease primarily reflected lower mortgage loan closings.

Net return on mortgage servicing rights (including the impact of hedges) increased $8 million, resulting in a net gain of $4 million for the first quarter 2018, as compared to a net loss of $4 million for the fourth quarter 2017. The increase from the prior quarter largely reflected two factors realized in the fourth quarter 2017 -- a $4 million decrease in fair value driven by model changes and a $3 million charge associated with MSR sales that closed in the first quarter 2018.

Noninterest Expense

Noninterest expense fell to $173 million for the first quarter 2018, as compared to $178 million for the fourth quarter 2017, due to lower mortgage closings and prudent expense management. During the first quarter 2018, commissions fell $5 million and loan processing expense declined $2 million from lower mortgage closings. The Company's efficiency ratio was 80 percent for the first quarter 2018, as compared to 77 percent for the fourth quarter 2017, resulting from the seasonal decline in mortgage revenue.

Income Taxes

The first quarter 2018 provision for income taxes totaled $9 million, as compared to $96 million in the fourth quarter 2017, which included a charge to the provision for income taxes of $80 million resulting from new tax legislation. As a result of tax reform, the Company's effective tax rate was 20 percent for the first quarter 2018, as compared to the adjusted effective tax rate of 32 percent for the fourth quarter 2017.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	1.7%	1.8%	2.0%	2.1%	2.4%	(10)	(70)
Charge-offs, net of recoveries	$1	$2	$2	$—	$4	(50)%	(75)%
Total nonperforming loans held-for-investment	$29	$29	$31	$30	$28	—%	4%
Net charge-offs to LHFI ratio (annualized)	0.06%	0.12%	0.08%	0.04%	0.27%	(6)	(21)
Ratio of nonperforming LHFI to LHFI	0.35%	0.38%	0.44%	0.44%	0.47%	(3)	(12)

The allowance for loan losses was $139 million at March 31, 2018, compared to $140 million at December 31, 2017. The allowance for loan losses covered 1.7 percent of loans held-for-investment at March 31, 2018, as compared to 1.8 percent of loans held-for-investment at December 31, 2017.

Net charge-offs in the first quarter 2018 were $1 million, or 6 basis points of HFI loans, compared to $2 million, or 12 basis points in the prior quarter.

Nonperforming loans held-for-investment were $29 million at March 31, 2018, unchanged from December 31, 2017. The ratio of nonperforming loans to loans held-for-investment was 0.35 percent at March 31, 2018, compared to 0.38 percent at December 31, 2017. At March 31, 2018, consumer loan delinquencies totaled $5 million, or 0.14 percent of consumer loans, compared to $5 million, or 0.15 percent at December 31, 2017. There were no commercial loan delinquencies greater than 30 days at March 31, 2018.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% / bps)
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	Seq	Yr/Yr
Tangible common equity to assets ratio	7.65%	8.15%	8.47%	8.64%	8.90%	(50)	(125)
Tier 1 leverage (to adj. avg. total assets)	8.72%	8.51%	8.80%	9.10%	9.31%	21	(59)
Tier 1 common equity (to RWA)	10.80%	11.50%	11.65%	12.45%	12.32%	(70)	(152)
Tier 1 capital (to RWA)	12.90%	13.63%	13.72%	14.65%	14.70%	(73)	(180)
Total capital (to RWA)	14.14%	14.90%	14.99%	15.92%	15.98%	(76)	(184)
MSRs to Tier 1 capital	16.2%	20.1%	17.3%	13.1%	23.1%	(390)	N/M
Tangible book value per share	$23.62	$24.04	$25.01	$24.29	$23.96	(2)%	(1)%
N/M - Not meaningful

The Company maintained a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At March 31, 2018, the Company had a Tier 1 leverage ratio of 8.72 percent, as compared to 8.51 percent at December 31, 2017. The increase in the ratio resulted from MSR sales and earnings retention, partially offset by the Company's acquisition of the branches of Desert Community Bank and the mortgage warehouse business from Santander Bank.

Under the terms of recently proposed changes to regulatory capital requirements, the Company's Tier 1 leverage ratio would have increased by approximately 50 basis points and risk-based capital ratios by approximately 10-25 basis points at March 31, 2018 (pro-forma basis).

Earnings Conference Call

As previously announced, the Company's first quarter 2018 earnings call will be held Tuesday, April 24, 2018 at 11 a.m. (ET).

To join the call, please dial (800) 667-5617 toll free or (334) 323-0505 and use passcode 3321708. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 3321708.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $17.7 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 99 branches in Michigan and 8 branches in California through its Desert Community Bank division. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 92 retail locations in 31 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $104 billion of home loans representing over 470,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share, adjusted net income and adjusted earnings per share. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
Assets
Cash	$121	$122	$72
Interest-earning deposits	122	82	89
Total cash and cash equivalents	243	204	161
Investment securities available-for-sale	1,918	1,853	1,650
Investment securities held-to-maturity	771	939	1,048
Loans held-for-sale	4,743	4,321	4,543
Loans held-for-investment	8,134	7,713	5,959
Loans with government guarantees	286	271	322
Less: allowance for loan losses	(139)	(140)	(141)
Total loans held-for-investment and loans with government guarantees, net	8,281	7,844	6,140
Mortgage servicing rights	239	291	295
Federal Home Loan Bank stock	303	303	201
Premises and equipment, net	348	330	277
Net deferred tax asset	130	136	273
Other assets	760	691	773
Total assets	$17,736	$16,912	$15,361
Liabilities and Stockholders' Equity
Noninterest-bearing	$2,391	$2,049	$1,831
Interest-bearing	7,595	6,885	6,814
Total deposits	9,986	8,934	8,645
Short-term Federal Home Loan Bank advances	4,153	4,260	3,186
Long-term Federal Home Loan Bank advances	1,280	1,405	1,200
Other long-term debt	494	494	493
Representation and warranty reserve	13	15	23
Other liabilities	383	405	443
Total liabilities	16,309	15,513	13,990
Stockholders' Equity
Common stock	1	1	1
Additional paid in capital	1,514	1,512	1,510
Accumulated other comprehensive loss	(30)	(16)	(6)
Accumulated deficit	(58)	(98)	(134)
Total stockholders' equity	1,427	1,399	1,371
Total liabilities and stockholders' equity	$17,736	$16,912	$15,361

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						First Quarter 2018 Compared to:
	Three Months Ended					Fourth Quarter 2017		First Quarter 2017
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$152	$148	$140	$129	$110	$4	3%	$42	38%
Total interest expense	46	41	37	32	27	5	12%	19	70%
Net interest income	106	107	103	97	83	(1)	(1)%	23	28%
Provision (benefit) for loan losses	—	2	2	(1)	3	(2)	(100)%	(3)	(100)%
Net interest income after provision (benefit) for loan losses	106	105	101	98	80	1	1%	26	33%
Noninterest Income
Net gain on loan sales	60	79	75	66	48	(19)	(24)%	12	25%
Loan fees and charges	20	24	23	20	15	(4)	(17)%	5	33%
Deposit fees and charges	5	4	5	5	4	1	25%	1	25%
Loan administration income	5	5	5	6	5	—	—%	—	—%
Net (loss) return on the mortgage servicing rights	4	(4)	6	6	14	8	N/M	(10)	(71)%
Representation and warranty benefit	2	2	4	3	4	—	—%	(2)	(50)%
Other noninterest income	15	14	12	10	10	1	7%	5	50%
Total noninterest income	111	124	130	116	100	(13)	(10)%	11	11%
Noninterest Expense
Compensation and benefits	80	80	76	71	72	—	—%	8	11%
Commissions	18	23	23	16	10	(5)	(22)%	8	80%
Occupancy and equipment	30	28	28	25	22	2	7%	8	36%
Federal insurance premiums	6	5	5	4	3	1	20%	3	100%
Loan processing expense	14	16	15	14	12	(2)	(13)%	2	17%
Legal and professional expense	6	8	7	8	7	(2)	(25)%	(1)	(14)%
Other noninterest expense	19	18	17	16	14	1	6%	5	36%
Total noninterest expense	173	178	171	154	140	(5)	(3)%	33	24%
Income before income taxes	44	51	60	60	40	(7)	(14)%	4	10%
Provision for income taxes	9	96	20	19	13	(87)	(91)%	(4)	(31)%
Net income (loss)	$35	$(45)	$40	$41	$27	$80	N/M	$8	30%
Income (loss) per share
Basic	$0.61	$(0.79)	$0.71	$0.72	$0.47	$1.40	N/M	$0.14	30%
Diluted	$0.60	$(0.79)	$0.70	$0.71	$0.46	$1.39	N/M	$0.14	30%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Selected Mortgage Statistics:
Mortgage rate lock commitments (fallout-adjusted) (1)	$7,722	$8,631	$5,996
Mortgage loans originated (2)	$7,886	$9,749	$5,903
Mortgage loans sold and securitized	$7,247	$10,096	$4,484
Selected Ratios:
Interest rate spread (3)	2.54%	2.56%	2.49%
Net interest margin	2.76%	2.76%	2.67%
Net margin on loans sold and securitized	0.82%	0.78%	1.06%
Return on average assets	0.82%	(1.05)%	0.76%
Return on average equity	9.94%	(12.07)%	7.88%
Efficiency ratio	79.7%	77.1%	76.8%
Equity-to-assets ratio (average for the period)	8.27%	8.73%	9.59%
Average Balances:
Average common shares outstanding	57,356,654	57,186,367	56,921,605
Average fully diluted shares outstanding	58,314,385	57,186,367	58,072,563
Average interest-earning assets	$15,354	$15,379	$12,343
Average interest-paying liabilities	$12,974	$12,939	$10,319
Average stockholders' equity	$1,414	$1,497	$1,346

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)	Includes residential first mortgage.

(3)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

	March 31, 2018	December 31, 2017	March 31, 2017
Selected Statistics:
Book value per common share	$24.87	$24.40	$24.03
Tangible book value per share (1)	23.62	24.04	23.96
Number of common shares outstanding	57,399,993	57,321,228	57,043,565
Number of FTE employees	3,659	3,525	2,948
Number of bank branches	107	99	99
Ratio of nonperforming assets to total assets	0.19%	0.22%	0.27%
Common equity-to-assets ratio	8.05%	8.27%	8.92%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	30.4	28.9	26.7
Capitalized value of mortgage servicing rights	1.27%	1.16%	1.10%
Mortgage servicing rights to Tier 1 capital	16.2%	20.1%	23.1%

(1)
Excludes goodwill and intangibles of $72 million, $21 million, and $4 million at March 31, 2018, December 31, 2017, and March 31, 2017, respectively, included in Other Assets on the Consolidated Statement of Financial Condition. See Non-GAAP Reconciliation for further information.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,231	$44	4.12%	$4,537	$46	4.07%	$3,286	$32	3.87%
Loans held-for-investment
Residential first mortgage	2,773	23	3.41%	2,704	23	3.37%	2,399	20	3.33%
Home equity	668	9	5.21%	524	7	5.11%	431	6	5.08%
Other	27	—	4.56%	26	—	4.49%	27	—	4.49%
Total Consumer loans	3,468	32	3.76%	3,254	30	3.66%	2,857	26	3.60%
Commercial Real Estate	1,954	24	4.87%	1,866	21	4.48%	1,318	12	3.80%
Commercial and Industrial	1,217	16	5.21%	1,136	14	4.76%	774	9	4.56%
Warehouse Lending	848	11	5.14%	1,039	13	4.82%	690	8	4.51%
Total Commercial loans	4,019	51	5.03%	4,041	48	4.65%	2,782	29	4.19%
Total loans held-for-investment	7,487	83	4.44%	7,295	78	4.21%	5,639	55	3.89%
Loans with government guarantees	291	3	3.72%	260	3	3.90%	342	4	4.61%
Investment securities	3,233	22	2.69%	3,204	21	2.61%	3,012	19	2.51%
Interest-earning deposits	112	—	1.67%	83	—	1.33%	64	—	0.86%
Total interest-earning assets	15,354	$152	3.95%	15,379	$148	3.81%	12,343	$110	3.55%
Other assets	1,736			1,772			1,700
Total assets	$17,090			$17,151			$14,043
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$548	$—	0.26%	$547	$—	0.26%	$507	$—	0.18%
Savings deposits	3,490	7	0.81%	3,621	8	0.77%	3,928	7	0.76%
Money market deposits	205	—	0.44%	231	—	0.52%	276	1	0.46%
Certificates of deposit	1,619	6	1.45%	1,397	5	1.32%	1,073	3	1.06%
Total retail deposits	5,862	13	0.92%	5,796	13	0.84%	5,784	11	0.75%
Government deposits
Demand deposits	241	—	0.55%	204	—	0.59%	235	—	0.39%
Savings deposits	483	2	1.11%	394	1	0.94%	459	1	0.52%
Certificates of deposit	401	1	1.19%	376	1	1.05%	318	—	0.63%
Total government deposits	1,125	3	1.02%	974	2	0.91%	1,012	1	0.52%
Wholesale deposits and other	171	1	1.91%	45	—	1.50%	8	—	0.39%
Total interest-bearing deposits	7,158	17	0.96%	6,815	15	0.86%	6,804	12	0.72%
Short-term Federal Home Loan Bank advances and other	4,032	15	1.53%	4,329	14	1.25%	1,822	3	0.73%
Long-term Federal Home Loan Bank advances	1,290	7	2.10%	1,301	6	1.93%	1,200	6	1.87%
Other long-term debt	494	7	5.37%	494	6	5.12%	493	6	5.04%
Total interest-bearing liabilities	12,974	46	1.41%	12,939	41	1.25%	10,319	27	1.06%
Noninterest-bearing deposits (1)	2,213			2,269			1,991
Other liabilities	489			446			387
Stockholders' equity	1,414			1,497			1,346
Total liabilities and stockholders' equity	$17,090			$17,151			$14,043
Net interest-earning assets	$2,380			$2,440			$2,024
Net interest income		$106			$107			$83
Interest rate spread (2)			2.54%			2.56%			2.49%
Net interest margin (3)			2.76%			2.76%			2.67%
Ratio of average interest-earning assets to interest-bearing liabilities			118.3%			118.9%			119.6%
Total average deposits	$9,371			$9,084			$8,795

(1)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income (loss)	35	(45)	27
Weighted average shares
Weighted average common shares outstanding	57,356,654	57,186,367	56,921,605
Effect of dilutive securities
May Investor warrants	—	—	49,149
Stock-based awards (1)	957,731	—	1,101,809
Weighted average diluted common shares	58,314,385	57,186,367	58,072,563
Earnings (loss) per common share
Basic earnings (loss) per common share	$0.61	$(0.79)	$0.47
Effect of dilutive securities
May Investor warrants	—	—	—
Stock-based awards (1)	(0.01)	—	(0.01)
Diluted earnings (loss) per common share	$0.60	$(0.79)	$0.46

(1)	Three months ended December 31, 2017, excludes 1.2 million shares, or 2 cents per share, of unvested stock-based awards that are anti-dilutive due to net loss position.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,475	8.72%	$1,442	8.51%	$1,277	9.31%
Total adjusted avg. total asset base	$16,918		$16,951		$13,716
Tier 1 common equity (to risk weighted assets)	$1,235	10.80%	$1,216	11.50%	$1,071	12.32%
Tier 1 capital (to risk weighted assets)	$1,475	12.90%	$1,442	13.63%	$1,277	14.70%
Total capital (to risk weighted assets)	$1,617	14.14%	$1,576	14.90%	$1,389	15.98%
Risk-weighted asset base	$11,440		$10,579		$8,689

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,537	9.08%	$1,531	9.04%	$1,477	10.74%
Total adjusted avg. total asset base	$16,926		$16,934		$13,754
Tier 1 common equity (to risk weighted assets)	$1,537	13.42%	$1,531	14.46%	$1,477	16.93%
Tier 1 capital (to risk weighted assets)	$1,537	13.42%	$1,531	14.46%	$1,477	16.93%
Total capital (to risk weighted assets)	$1,679	14.66%	$1,664	15.72%	$1,588	18.20%
Risk-weighted asset base	$11,449		$10,589		$8,726

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	March 31, 2018		December 31, 2017		March 31, 2017
Residential first mortgage	$7,886	98.2%	$9,749	96.1%	$5,903	95.0%
Home equity (1)	65	0.8%	111	1.1%	56	0.9%
Total consumer loans	7,951	99.0%	9,860	97.2%	5,959	95.9%
Commercial loans (2)	79	1.0%	283	2.8%	257	4.1%
Total loan originations	$8,030	100.0%	$10,143	100.0%	$6,216	100.0%

(1)	Includes second mortgage loans, HELOC loans, and other consumer loans.

(2)	Includes commercial real estate and commercial and industrial loans.

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	March 31, 2018		December 31, 2017		March 31, 2017
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Serviced for own loan portfolio (2)	$7,629	32,185	$7,013	29,493	$7,369	33,766
Serviced for others	18,767	77,426	25,073	103,137	26,763	116,965
Subserviced for others (3)	77,748	360,396	65,864	309,814	48,940	242,445
Total residential loans serviced	$104,144	470,007	$97,950	442,444	$83,072	393,176

(1)	UPB, net of write downs, does not include premiums or discounts.

(2)
Includes loans held-for-investment (residential first mortgage and home equity), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(3)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	March 31, 2018		December 31, 2017		March 31, 2017
Consumer loans
Residential first mortgage	$2,818	34.6%	$2,754	35.7%	$2,463	41.3%
Home equity	671	8.3%	664	8.6%	376	6.3%
Other	25	0.3%	25	0.3%	27	0.5%
Total consumer loans	3,514	43.2%	3,443	44.6%	2,866	48.1%
Commercial loans
Commercial real estate	1,985	24.4%	1,932	25.1%	1,399	23.5%
Commercial and industrial	1,228	15.1%	1,196	15.5%	854	14.3%
Warehouse lending	1,407	17.3%	1,142	14.8%	840	14.1%
Total commercial loans	4,620	56.8%	4,270	55.4%	3,093	51.9%
Total loans held-for-investment	$8,134	100.0%	$7,713	100.0%	$5,959	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Allowance for loan losses
Residential first mortgage	$47	$47	$61
Home equity	21	22	21
Other	1	1	1
Total consumer loans	69	70	83
Commercial real estate	44	45	32
Commercial and industrial	20	19	20
Warehouse lending	6	6	6
Total commercial loans	70	70	58
Total allowance for loan losses	$139	$140	$141
Charge-offs
Total consumer loans	(2)	(3)	(5)
Total commercial loans	—	(1)	—
Total charge-offs	$(2)	$(4)	$(5)
Recoveries
Total consumer loans	1	—	1
Total commercial loans	—	2	—
Total recoveries	1	2	1
Charge-offs, net of recoveries	$(1)	$(2)	$(4)
Net charge-offs to LHFI ratio (annualized) (1)	0.06%	0.11%	0.27%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.11%	0.26%	0.60%
Home equity and other consumer	0.28%	0.39%	0.29%
Commercial real estate	(0.01)%	0.03%	(0.02)%
Commercial and industrial	(0.01)%	(0.15)%	(0.01)%

(1)	Excludes loans carried under the fair value option.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
Nonperforming LHFI	$14	$13	$17
Nonperforming TDRs	5	5	5
Nonperforming TDRs at inception but performing for less than six months	10	11	6
Total nonperforming LHFI and TDRs (1)	29	29	28
Real estate and other nonperforming assets, net	5	8	13
LHFS	$11	$9	$21
Total nonperforming assets	$45	$46	$62

Ratio of nonperforming assets to total assets (2)	0.19%	0.22%	0.27%
Ratio of nonperforming LHFI and TDRs to LHFI	0.35%	0.38%	0.47%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.42%	0.48%	0.69%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.

(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
March 31, 2018
Consumer loans	$4	$1	$29	$34	$3,514
Commercial loans	—	—	—	—	4,620
Total loans	$4	$1	$29	$34	$8,134
December 31, 2017
Consumer loans	$3	$2	$29	$34	$3,443
Commercial loans	—	—	—	—	4,270
Total loans	$3	$2	$29	$34	$7,713
March 31, 2017
Consumer loans	4	1	28	$33	$2,866
Commercial loans	—	—	—	—	3,093
Total loans	$4	$1	$28	$33	$5,959

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
March 31, 2018
Consumer loans	$44	$15	$59
Commercial loans	5	—	5
Total TDR loans	$49	$15	$64
December 31, 2017
Consumer loans	$43	$16	$59
Total TDR loans	$43	$16	$59
March 31, 2017
Consumer loans	$48	$11	$59
Total TDR loans	$48	$11	$59

Representation and Warranty Reserve
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Balance at beginning of period	$15	$16	$27
Gain on sale reduction for representation and warranty liability	1	1	—
Representation and warranty (benefit)	(2)	(2)	(4)
(Charge-offs), net	(1)	—	—
Balance at end of period	$13	$15	$23

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Tangible book value per share, adjusted net income and adjusted earnings per share. In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. These non-GAAP measures reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The Company believes that tangible book value per share, adjusted net income and adjusted earnings per share provide a meaningful representation of its operating performance on an ongoing basis. Management uses these measures to assess performance of the Company against its peers and evaluate overall performance. The Company believes these non-GAAP financial measures provide useful information for investors, securities analysts and others because it provides a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(Dollars in millions, except share data)
Total stockholders' equity	$1,427	$1,399	$1,451	$1,408	$1,371
Goodwill and intangibles	72	21	21	20	4
Tangible book value	$1,355	$1,378	$1,430	$1,388	$1,367

Number of common shares outstanding	57,399,993	57,321,228	57,181,536	57,161,431	57,043,565
Tangible book value per share	$23.62	$24.04	$25.01	$24.29	$23.96

Adjusted Net Income and Adjusted Earnings per Share

	Three Months Ended
	March 31, 2018	December 31, 2017
	(Dollars in millions) (Unaudited)
Net income (loss)	$35	$(45)
Adjustment to remove tax reform impact	—	80
Adjusted net income	$35	$35

Weighted average diluted common shares	58,314,385	58,311,881
Adjusted diluted earnings per share	$0.60	$0.60